Exhibit 10.1

AVON PRODUCTS, INC.
2010 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

1.Grant of Restricted Stock Unit Award. Pursuant to the provisions of its 2010 Stock Incentive Plan (the “Plan”), Avon Products, Inc. (the “Company”) has awarded you (the “Grantee”) Restricted Stock Units (the “RSUs”), representing the right to receive in the future shares of Stock (the “Shares”) as set forth in the Grantee's grant notification. These RSUs are subject to the terms and conditions set forth below, as well as those terms and conditions set forth in the Plan, all of which are hereby incorporated by this reference. All capitalized terms used in this Restricted Stock Unit Award Agreement (this “Agreement”) shall have the meaning set forth in the Plan unless otherwise defined herein.

2.Nature of RSUs; Issuance of Shares. These RSUs represent a right to receive Shares on the Vesting Date (as defined below) but do not represent a current interest in the Shares. If all the terms and conditions hereof and of the Plan are met, then the Grantee shall be issued Shares on the Vesting Date (or earlier as provided in this Agreement). In lieu of issuance of Shares, the Company reserves the right to instead make a cash payment to the Grantee equal to the Fair Market Value of the Shares determined as of the Vesting Date (or earlier as provided in this Agreement). The Company is not liable for any decrease of value of the Company's Shares.

3.    Restrictions on Transfer of RSUs. These RSUs may not be sold, tendered, assigned, transferred, pledged or otherwise encumbered.
4.    Vesting of RSUs; Voting; Dividends

(a)    Subject to Section 5, vesting and settlement of the RSUs shall occur on the date set forth in the Grantee's grant notification (such date the “Vesting Date”).
(b)    The Grantee does not have the right to vote any of the Shares or the right to receive dividends on them prior to the date such Shares are issued to the Grantee (or if such RSUs are settled in cash, prior to the date the Grantee receives the Fair Market Value of the Shares) pursuant to the terms hereof. However, unless otherwise determined by the Committee, the Grantee shall be entitled to “Dividend Equivalent Rights” so that the Grantee will receive a cash payment in respect of the Shares in amounts that would otherwise be payable as dividends with respect to such number of Shares, when and as dividends are paid.

5.    Separation from Service

(a)    Separation from Service by the Company without Cause. If the Grantee incurs an involuntary Separation from Service by the Company (and, if applicable, by any Subsidiary for whom the Grantee is employed) other than for Cause, then a pro-rata portion of the RSUs referred to in Section 4(a) above shall become vested and the pro-rata number of such vested Shares shall be issued to the Grantee within sixty (60) days after such Separation from Service, unless such Grantee is a “specified employee” on the date of Separation from Service, as defined in Code Section 409A and determined pursuant to procedures and elections made by the Company from time to time, in which case, the Shares shall be issued on the date which is six months after the Separation from Service. The number of Shares that vest shall be determined by multiplying the full number of Shares subject to the RSU by a fraction, which shall be the number of complete months of employment from the date of grant (the “Grant Date”) to the date of the Separation from Service (typically the last day of active employment), divided by the number of months from the Grant Date to the Vesting Date.
(b)    Separation from Service due to Disability. If the Grantee incurs a Separation from Service due to Disability, then all of the RSUs referred to in Section 4(a) above shall become vested and such vested Shares shall continue to be issued to the Grantee on the Vesting Date.
(c)    Death. If the Grantee dies before otherwise incurring a Separation from Service, then all of the RSUs referred to in Section 4(a) above shall become vested and such vested Shares shall be issued to the Grantee's designated beneficiary (or if none, the Grantee's estate) within sixty (60) days after such death.
(d)    Separations from Service Causing Forfeiture. All RSUs are forfeited if the Grantee incurs a Separation from Service from the Company (and, if applicable, from any Subsidiary by whom the Grantee is employed) under any of the following conditions: (i) an involuntary Separation from Service by the Company or any Subsidiary for Cause prior to the Vesting Date; or (ii) a voluntary Separation from Service (excluding Disability) prior to the Vesting Date.
(e)    Change in Control. Notwithstanding any other provision of this Agreement, in the event of a Change in Control, the vesting and payment of the RSUs shall be governed by the provisions of the Plan regarding a Change in Control, which are incorporated herein by reference.
(f)    Paid or Unpaid Leave of Absence or Change in Subsidiary Status for Subsidiary Employing Grantee. For purposes of determining the vesting of RSUs under this Agreement, a paid or unpaid leave of absence of the Grantee shall not constitute a Separation from Service of the Grantee, except to the extent that such leave of absence constitutes a “separation from service” (as defined in Code Section 409A). During a paid or unpaid leave of absence, until a “separation from service” occurs, the RSUs shall continue to vest as set forth in this Agreement and the grant notification referred to in Section 4(a) of this Agreement. For purposes of determining the vesting of RSUs under this Agreement, the Grantee's employment by a Subsidiary shall be considered a Separation from Service on the date on which such Subsidiary ceases to be a Subsidiary, provided that payment shall continue to be made in accordance with this Agreement.
6.    Non-Competition/Non-Solicitation/Non-Disclosure

The Grantee agrees that, during the Grantee's employment, beginning on the Grant Date, and for a period of one year after the Grantee's Separation from Service with the Company (and, if applicable, a Subsidiary) for any reason whatsoever (including Disability), he or she shall not, without the prior written consent of the Committee, engage in either of the following activities:
(a)    the Grantee shall not directly or indirectly engage or otherwise participate in any business which is competitive with any significant business of the Company or any Subsidiary, including without limitation, the Grantee's acceptance of employment with, entrance into a consulting or advisory arrangement with, rendering services to or otherwise facilitating the business of Amway Corp./Alticor Inc., Beiersdorf (Nivea), De Millus S.A., Ebel Int'l/Belcorp Corp., Faberlic, Forever Living Products LLC USA, Gryphon Development/Limited Brands Inc., Herbalife Ltd., Hermès, Lady Racine/LR Health & Beauty Systems GmbH, L'Oréal Group/Cosmair Inc., Mary Kay Inc., Mistine/Better Way (Thailand) Co. Ltd., Natura Cosmetics S.A., Neways Int'l, NuSkin Enterprises Inc., O Boticário, Oriflame Cosmetics S.A., Reckitt Benckiser PLC, Revlon Inc., Sara Lee Corporation, Shaklee Corp., The Body Shop Int'l PLC, The Estée Lauder Companies Inc., The Procter & Gamble Company, Tupperware Corp., Unilever Group (N.V. and PLC), VirginVie, Virgin Ware, Vorwerk & Co. KG/Jafra Worldwide Holdings (Lux) S.à.R.L. Inc., Yanbal Int'l (Yanbal, Unique), or any of their affiliates; and
(b)    the Grantee shall not solicit or aid in the solicitation of any employees of the Company or any Subsidiary to leave their employment.

In addition, the Grantee shall not, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any secret or confidential information, knowledge or data, including without limitation any trade secrets, relating to the Company or a Subsidiary, and their respective businesses, obtained by the Grantee during his or her employment by the Company or a Subsidiary and which is not otherwise publicly known (other than by reason of an unauthorized act by the Grantee), to anyone other than the Company and those designated by it.
In the event the Company determines that the Grantee has breached any term of this Section 6 or any non-disclosure, non-compete or non-solicitation covenant set forth in his or her severance agreement, employment contract or any Company policy, in addition to any other remedies the Company may have available to it, unless otherwise determined by the Committee: (x) all unvested RSUs granted hereunder shall be forfeited; (y) if Shares have been issued to the Grantee in respect of vested RSUs hereunder, then, the Grantee shall forfeit all such Shares so issued to the Grantee hereunder; and (z) if cash has been paid to the Grantee in lieu of Shares in respect of vested RSUs hereunder, the Grantee shall pay to the Company all such cash so paid in lieu of Shares to the Grantee hereunder; provided, however, that if the Grantee no longer holds Shares issued to the Grantee hereunder, then, the Grantee shall pay to the Company in cash the Fair Market Value of any such Shares on the date such Shares were issued to the Grantee hereunder.
7    Compensation Recoupment Policy. For those Grantees who are subject to the Company's Compensation Recoupment Policy, the RSUs and the Shares issued (or the cash payment if the Company elected, instead of Shares, to make a cash payment equal to the Fair Market of the Shares determined as of the Vesting Date (or earlier as provided in this Agreement) to the Grantee in respect of vested RSUs hereunder are subject to the Company's Compensation Recoupment Policy, as it is amended from time to time.
8    Service Acknowledgments
The Grantee acknowledges and agrees as follows:
(a)    The execution and delivery of this Agreement and the granting of the RSUs hereunder shall not constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or its Subsidiaries to employ the Grantee for any specific period. Moreover the RSUs do not become part of the contract of employment or any other employment relationship with the Grantee's employer.
(b)    The award of the RSUs hereunder does not entitle the Grantee to any benefit other than that specifically granted under this Agreement and under the Plan, nor to any future grants or other benefits under the Plan or any similar plan. Any benefits granted under this Agreement and under the Plan are not part of the Grantee's ordinary or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension, welfare or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any of its Subsidiaries. The Grantee understands and accepts that the benefits granted under the Plan are entirely at the grace and discretion of the Company and that the Company retains the right to amend or terminate the Plan, and/or the Grantee's participation therein, at any time, at the Company's sole discretion and without notice.
(c)    Nothing in this Agreement shall confer upon the Grantee any right to continue in the service of the Company or a Subsidiary or interfere in any way with any right of the Company or a Subsidiary to terminate the employment of the Grantee at any time, subject to applicable law.
(d)    The Grantee is voluntarily participating in the Plan.
(e)    The future value of the underlying Shares is unknown and cannot be predicted with certainty.

(f)    Neither the Company nor any Subsidiary is providing any tax, legal or financial advice or making any recommendations regarding the Grantee's participation in the Plan.
(g)    In consideration of the grant of the RSUs, no claim or entitlement to compensation or damages arises from termination of the RSUs or diminution in value of the RSUs or payments made upon settlement of the RSUs resulting from termination of the Grantee's service (for any reason whether or not in breach of local law) and the Grantee irrevocably releases the Company and its Subsidiaries from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen then, by accepting the RSUs, the Grantee shall be deemed irrevocably to have waived the Grantee's entitlement to pursue such a claim.
9.    Application of Laws. The granting of these RSUs and the delivery of Shares hereunder shall be subject to all applicable laws, rules and regulations.

10.    Taxes
By accepting this grant, the Grantee hereby irrevocably elects to satisfy any taxes and social contribution withholding required to be withheld by the Company or its subsidiaries on the date of grant or vesting of the RSUs or the date of delivery of any Shares hereunder or on any earlier date on which such taxes or social insurance contribution withholding may be due (“Tax Liability”) by authorizing the Company and any of its Subsidiaries to withhold a sufficient number of Shares or cash in lieu thereof from the RSUs or Grantee's wages or other compensation to fully satisfy the Tax Liability. Furthermore, the Grantee agrees to pay the Company or its Subsidiaries any amount of the Tax Liability that cannot be satisfied through one of the foregoing methods.
Notwithstanding the foregoing, if, on the applicable Vesting Date or on any earlier date on which the Tax Liability may be due, the delivery of Shares is not made because of Code Section 409A requirements or because the Grantee elects pursuant to the Company's Deferred Compensation Plan to defer the delivery of any Shares payable hereunder or for some other reason, the Grantee hereby irrevocably elects to satisfy the Tax Liability due on the applicable Vesting Date or on any earlier date on which such taxes may be due with respect to such Shares for which delivery is being deferred by delivering cash to the Company in an amount sufficient to fully satisfy all the Tax Liability.
Apart from any withholding obligations that may apply to the Company and/or its Subsidiaries, the Grantee acknowledges and agrees that the ultimate responsibility for the Tax Liability is and remains with the Grantee. The Grantee further acknowledges that: (x) the Company and its Subsidiaries make no representations or undertakings regarding the Tax Liability or the receipt of any dividends; (y) the Company and its Subsidiaries do not commit to structure the terms of the grant or any other aspect of the RSUs to reduce or eliminate the Tax Liability; and (z) the Grantee should consult a tax adviser regarding the Tax Liability.

The Grantee acknowledges that he or she may not participate in the Plan and the Company and its Subsidiaries shall have no obligation to deliver Shares until the Tax Liability has been fully satisfied by the Grantee.
11.    Code Section 409A. This Agreement will be interpreted in a manner to comply with the requirements of Code Section 409A, including delaying payments to a “specified employee” during the six-month period following a Separation from Service to the extent such payment is being made on account of such Separation from Service, but only to the extend required by Code Section 409A. In no event shall the Company, any of its affiliates, any of its agents, or any member of the Board have any liability for any taxes imposed in connection with a failure of the Plan to comply with Code Section 409A.
12.    Acknowledgment. The Company and the Grantee agree that the RSUs are granted under and governed by the Grantee's grant notification, this Agreement and by the provisions of the Plan (incorporated herein by reference). The Grantee: (x) acknowledges receipt of a copy of each of the foregoing documents; (y) represents that the Grantee has carefully read and is familiar with their provisions; and (z) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Grantee's grant notification. The Grantee also acknowledges receipt of the Plan prospectus.
13.    Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and the Grantee with all applicable laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company's Shares may be listed or quoted at the time of such issuance or transfer.
14.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

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IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Grantee have executed this Agreement as of the Grant Date.
By the Grantee's acceptance of the RSU, the Grantee and the Company agree that the RSUs are granted under and governed by the terms and conditions of the Plan, the Plan prospectus, the Grantee's grant notification and this Agreement. The Grantee has reviewed the Plan, the Plan prospectus, the Grantee's grant notification and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of the Plan, the Plan prospectus, the Grantee's grant notification and this Agreement. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Plan prospectus, the Grantee's grant notification and this Agreement. The Grantee further agrees to notify the Company upon any change in Grantee's residence address.

AVON PRODUCTS, INC.	GRANTEE

Chief Executive Officer	Name: